EXHIBIT 12.1

Statement Regarding Computation of Ratios

Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Data, page 21, Selected Financial Data for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, included in this report as Exhibit 13.1.

(Calculation)

Net Income / Weighted average shares of common stock outstanding for the period = Earnings Per Share

	December 31,
	2005	2004	2003	2002	2001
Net Income	$2,262,265	$2,637,325	$2,518,241	$2,673,817	$2,412,403

Weighted Average Shares Outstanding	1,528,443	1,528,443	1,537,292	1,538,443	1,538,443

Per Share Amount	$1.48	$1.73	$1.64	$1.74	$1.57

(Calculation)

Cash dividends/ Shares issued = Cash dividends declared per share

	December 31,
	2005	2004	2003	2002	2001
Cash dividends	$1,161,616	$1,161,616	$1,123,063	$1,061,526	$1,046,041
Shares issued	1,528,443	1,528,443	1,537,292	1,538,443	1,538,443

Per Share Amount	$.76	$.76	$.73	$.69	$.68

(Calculation)

Stockholders’ Equity/ Shares issued = Book Value per share

	December 31,
	2005	2004	2003	2002	2001
Stockholders’ Equity	$23,958,629	$23,953,036	$23,030,615	$22,459,633	$20,248,968

Shares issued	1,528,443	1,528,443	1,528,443	1,538,443	1,538,443

Per Share Amount	$15.68	$15.67	$15.07	$14.60	$13.16

(Calculation)

Net Income / Total average assets = Return on Average Assets

	(In thousands) December 31,
	2005	2004	2003	2002	2001
Net Income	$2,262	$2,637	$2,518	$2,674	$2,412

Total Average Assets	$270,500	$284,930	$277,952	$252,543	$217,006

Return on Average Assets	.84%	.93%	.91%	1.06%	1.11%

(Calculation)

Net Income / Average stockholders’ equity = Return on Average Equity

	(In thousands) December 31,
	2005	2004	2003	2002	2001
Net Income	$2,262	$2,637	$2,518	$2,674	$2,412

Total Average Stockholders’ Equity	$24,409	$23,092	$21,884	$20,302	$18,902

Return on Average Equity	9.27%	11.42%	11.51%	13.17%	12.76%

(Calculation)

Average Equity / Average stockholders’ equity = Average Equity to Average Assets

	(In thousands) December 31,
	2005	2004	2003	2002	2001
Total Average Stockholders’ Equity	$24,409	$23,092	$21,884	$20,302	$18,902

Total Average Assets	$270,500	$284,930	$277,952	$252,543	$217,006

Average Equity to Average Assets	9.02%	8.10%	7.87%	8.04%	8.71%

(Calculation)

Cash dividends per share / Net income per share = Dividend Payout Ratio

	December 31,
	2005	2004	2003	2002	2001
Cash dividends per share	$.76	$.76	$.73	$.69	$.68

Net income per share	$1.48	$1.73	$1.64	$1.74	$1.57

Dividend Payout Ratio	51.35%	43.93%	44.51%	39.66%	43.31%

(Calculation)

Loans/ Total deposits = Loan to Deposit Ratio

	December 31,
	2005	2004	2003	2002	2001
Loans	$135,214,258	$154,331,037	$146,710,494	$136,771,760	$120,943,839

Total deposits	$218,817,301	$236,171,007	$241,947,330	$231,375,582	$203,771,954

Loan to Deposit Ratio	61.79%	65.35%	60.64%	59.11%	59.35%